Exhibit 99.1

Press Release Source: Inverness Medical Innovations

Inverness Medical Innovations to Acquire Minority Interest in TechLab, Inc.

WALTHAM, Mass., May 18, 2006 — Inverness Medical Innovations, Inc. (Amex: IMA) today announced that it will acquire 49% of the capital stock of TechLab, Inc., a privately held diagnostics company, in exchange for 303,417 shares of Inverness common stock. TechLab develops, manufactures, and distributes rapid non-invasive intestinal diagnostics tests in the areas of intestinal inflammation, antibiotic associated diarrhea and parasitology.

The transaction provides Inverness, whose Wampole subsidiary already distributes TechLab’s products in the United States, with exclusive global distribution rights to TechLab’s market leading line of enteric disease testing products, as well as future human medical diagnostic products, as Techlab’s existing global distribution relationships lapse. These products include both ELISA and rapid format assays for the detection of C. Difficile Toxins A&B, a rapidily growing world-wide market segment. TechLab works with major universities in the development of new tests for intestinal parasites for use in both industrialized and developing countries.

TechLab has developed and now, with access to Inverness’ intellectual property, expects to commence selling the only US FDA-cleared rapid membrane assay to detect fecal lactoferrin, a test that can help differentiate bacterial enteric infections and inflammatory bowel diseases from maladies such as irritable bowel syndrome and diverticulitis. In the US alone, there are over 3 million cases of Crohn’s Disease, 4 million cases of ulcerative colitis and 10 million cases of irritable bowel syndrome reported anually. Additionally, TechLab has a pipeline of products in development which represent opportunities for Inverness in both the professional and consumer marketplaces.

TechLab will continue to operate with the current executive management team of Tracy Wilkins, Ph.D. as president, David Lyerly, Ph.D. as Vice President of Research and Development and David Wall as VP of Operations.

The agreement includes an option for Inverness to acquire any shares of TechLab offered for sale to third parties by the existing shareholders.

About Inverness  Inverness Medical Innovations is a leading global developer of advanced diagnostic devices and is presently exploring new opportunities for its proprietary electrochemical and other technologies in a variety of professional diagnostic and consumer-oriented applications including immuno-diagnostics with a focus on women’s health, cardiology and infectious disease. The Company’s new product development efforts, as well as its position as a leading supplier of consumer pregnancy and fertility/ovulation tests and rapid point-of-care diagnostics, are supported by the strength of its intellectual property portfolio. Inverness is headquartered in Waltham, Massachusetts.

For additional information on Inverness Medical Inc., please visit Inverness’ website at www.invernessmedical.com.

About TechLab The company develops, manufactures and distributes rapid non-invasive intestinal diagnostics worldwide retaining an emphasis on science and collaborations with renowned hospitals and universities. Products are focused in the areas of intestinal inflammation, antibiotic associated diarrhea and parasitology. Research continues on markers of intestinal inflammation, the variant toxins of Clostridium difficile, amoebiasis and other high volume enteric diagnostics. The company is registered with the U.S. Food and Drug Administration and is ISO certified.

For additional information on TechLab, Inc., please visit www.techlab.com

This press release may contain forward-looking statements within the meaning of the federal securities laws. These statements reflect Inverness’ current views with respect to future events and are based on management’s current assumptions and information currently available. Actual results may differ materially due to numerous factors including, without limitation, the demand for TechLab’s products; the ability of TechLab and Inverness to successfully develop and commercialize products and the risks and uncertainties described in Inverness’ annual report on Form 10-K for the period ended December 31, 2005, and other factors identified from time to time in its periodic filings with the Securities and Exchange Commission. Inverness undertakes no obligation to update any forward-looking statements contained herein.